Exhibit 99.1

FOR IMMEDIATE RELEASE                                Media Contact: John Kyte
September 11, 2002                                               803-933-4224

SAFETY-KLEEN COMPLETES SALE OF CHEMICAL SERVICES DIVISION TO CLEAN HARBORS

Columbia, S.C. - Safety-Kleen Corp. today announced that the Company has completed the sale of its Chemical Services Division (CSD) to Clean Harbors, Inc. (Nasdaq: CLHB).

         "Bringing this sale to closure has been one of our primary objectives during the past several months," said Safety-Kleen Chairman, CEO and President Ronald A. Rittenmeyer. "Completing this transaction represents a significant step forward in our plans to emerge from bankruptcy by the end of this year, and that is clearly in the best interests of our stakeholders, customers and employees."

         "With the sale now complete, we can focus exclusively on Safety-Kleen's core business in the parts washer and waste management services industry," Rittenmeyer said, "and our former CSD customers know they will be working with an established industry leader that puts customer service and environmental protection first."

About Safety-Kleen Corp.
Safety-Kleen Corp. is the leading industrial waste management company in North America, serving customers in the United States, Canada, Mexico and Puerto Rico. Safety-Kleen Corp. is currently under Chapter 11 bankruptcy protection, which it entered into voluntarily on June 9, 2000.

About Clean Harbors, Inc.
Clean Harbors, Inc., through its subsidiaries, provides a wide range of environmental and waste management services to a diversified customer base including a majority of the Fortune 500 companies, thousands of smaller private entities and numerous governmental agencies. For more information, visit the Clean Harbors Web site at www.cleanharbors.com.

Private Securities Litigation Reform Act
Sections of this release constitute forward-looking statements that involve a number of risks and uncertainties. Many factors could cause actual results to differ materially from our expected results. These factors include risks associated with the final acquisition of the Chemical Services Division; emergence from Chapter 11 bankruptcy protection; continued productive relations with creditors; the continued availability of credit; changes in demand for the Company's services; and competition.